Exhibit 5

Quarles & Brady LLP

411 East Wisconsin Avenue

Milwaukee, WI 53202-4497

November 18, 2003

Bank Mutual Corporation

4949 West Brown Deer Road

Brown Deer, Wisconsin 53233

Ladies and Gentlemen:

We are providing this opinion in connection with the amendment to the registration statement of Bank Mutual Corporation (the “Company”) on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Act”), with respect to the proposed sale or issuance by the Company of up to 3,785,249 shares of Common Stock, par value $.01 per share (“Shares”), of the Company pursuant to the Bank Mutual Corporation 2001 Stock Incentive Plan (the “Plan”).

We have examined: (i) the Registration Statement; (ii) the Company’s Restated Articles of Incorporation and Bylaws; (iii) the Plan; (iv) the corporate proceedings relating to the authorization for the sale of the Shares pursuant to the Plan in accordance with the Company’s recent conversion into a Wisconsin-chartered corporation; and (v) such other documents and records and such matters of law as we have deemed necessary in order to render this opinion.

On the basis of the foregoing, we advise you that, in our opinion:

1. The Company is a corporation duly incorporated and validly existing under the laws of the state of Wisconsin.

2. The Shares to be sold from time to time pursuant to the Plan which are original issuance shares, when issued and paid for as contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case.

We call your attention to the fact that Quarles & Brady LLP attorneys providing services in connection with the transactions contemplated by the Registration Statement owned an aggregate of approximately 10,412 shares of Bank Mutual Corporation common stock on November 17, 2003.

We hereby consent to the filing of this opinion as an exhibit to the amendment to the registration statement. In giving consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

QUARLES & BRADY LLP